Exhibit 2.18

February 28, 2008

Capgemini U.S. LLC
3500 Lenox Road
Suite G2
Atlanta, GA 30326
Attention: Mr. Dee Burger

Dear Dee:

Reference is hereby made to the letter agreement (the “Letter Agreement”), dated January 17, 2008, by and between Capgemini U.S. LLC (“Capgemini”) and FairPoint Communications, Inc. (“FairPoint”).

In connection with the Order Approving Settlement Agreement with Conditions (Order No. 24,823), dated February 25, 2008, issued by the State of New Hampshire Public Utilities Commission, the parties desire to make certain amendments to the Letter Agreement. Specifically, the parties agree that the references to months 10, 14 and 15 under the caption “TSA Payments” in Annex A to the Letter Agreement are hereby amended and shall be replaced in all instances with references to months 10, 11 and 12. In all other respects the Letter Agreement shall remain in full force and effect in accordance with its terms.

Thank you for your time and efforts to date and we look forward to working with you.

Very truly yours,

FAIRPOINT COMMUNICATIONS, INC.

By:
/s/  Walter E. Leach, Jr.
Name:     Walter E. Leach, Jr.

Title:	Executive Vice President, Corporate Development

Accepted and agreed to as of the
date first written above:

CAPGEMINI U.S. LLC

By:
/s/  Daniel W. Burger III
Name:     Dee Burger

Title:	Vice President